Exhibit 99.1

For immediate release
Contact:         Ryan VanWinkle, Investor Relations, 913-661-1528

                        Scott Brockelmeyer, Media Relations, 913-661-1830

Ferrellgas Partners, L.P. Names Steve Wambold President and Chief Operating Officer

            Overland Park, Kan. (April 26, 2006)—Ferrellgas Partners, L.P. (NYSE:FGP), one of the nation’s largest propane distributors, today announced that it has named Steve Wambold President and Chief Operating Officer.

Prior to this promotion, Wambold had oversight of the company’s nationwide propane distribution business, which includes the retail propane operations, the propane tank-exchange business, nationally branded under the name Blue Rhino, and the Ferrell North America commodity risk management operations. This most recent promotion to President gives Wambold oversight of the company’s sales, marketing and human resources functions.

Wambold joined the company in 1997 as a District Manager of its Mulberry, Indiana, office. In 2004 Wambold was named a Region Vice President and in 2005 he was promoted to Senior Vice President of Ferrellgas Retail Operations. That position brought him to the company’s corporate headquarters in Overland Park, Kansas, where he took a seat on Ferrellgas’ Executive Committee.

            “I have been in this business now for more than 40 years, and no one has impressed me more with his leadership skills than Steve Wambold,” says Chairman and Chief Executive Officer Jim Ferrell. “Steve is the ideal businessman, smart and people-oriented, and has made this company hum like never before. Ferrellgas will be well served with Steve in this important role.”

Ferrellgas Partners, L.P. is a Fortune 1000 company and, through its operating partnership, Ferrellgas, L.P., serves more than one million customers in all 50 states, the District of Columbia, Puerto Rico and Canada. Ferrellgas employees indirectly own more than 18 million common units of the partnership through an employee stock ownership plan.

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